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                          [LETTERHEAD OF VINSON & ELKINS L.L.P.]



February 4, 2002

NAHC, Inc.
1018 W. Ninth Avenue
King of Prussia, PA 19406


J.L. Halsey Corporation
2325-B Renaissance Drive, Suite 10
Las Vegas, NV 89119

Gentlemen:

         You have requested our opinion concerning certain United States federal income tax consequences of the proposed merger (the "Merger") of NAHC, Inc., a Delaware corporation ("NAHC"), with and into J. L. Halsey Corporation, a Delaware corporation and a wholly owned subsidiary of NAHC (the "Company"), pursuant to the Certificate of Ownership and Merger (the "Certificate of Ownership") in the form attached as Appendix B to the Proxy Statement/Prospectus contained within the Registration Statement on Form S-4 originally filed with the Securities Exchange Commission by the Company on February 4, 2002 with respect to the Merger (the "Registration Statement").

         In expressing our opinion, we are relying upon, and the opinion stated in this letter is based upon, the truth and accuracy at all relevant times of the statements, covenants, assumptions and representations contained in (i) the Certificate of Ownership, (ii) the Registration Statement, and (iii) the tax certificate dated the date hereof provided to us by NAHC and the Company. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach or failure of any of the aforementioned covenants could adversely affect our opinion. We have assumed that the documents and information provided to us present an accurate and complete description of all of the facts relevant to the Merger and that the Merger will occur in the manner and as described in the Certificate of Ownership, Registration Statement, and tax certificate. We also have assumed that the required stockholder approval will be obtained prior to the effective time of the Merger. Finally, we have assumed that the Merger will be reported by each of NAHC and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below.

         Based upon the foregoing, and subject to all the qualifications, limitations, and assumptions set forth herein, it is our opinion that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that accordingly:

                  (i) The holders of shares of NAHC's common stock will not recognize gain or loss upon the receipt of shares of the Company's common stock in exchange for shares of NAHC common stock;

                  (ii) The holders of shares of NAHC's common stock will have an initial tax basis in shares of the Company's common stock received that is the same as their adjusted tax basis in shares of NAHC common stock exchanged therefor;

                  (iii) The holders of shares of NAHC's common stock will have a holding period for shares of the Company's common stock received that includes their holding period for their shares of NAHC common stock exchanged therefor;

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NAHC, Inc.
Page 2
February 4, 2002

                  (iv) NAHC and the Company will not recognize any taxable gain or loss as a result of the Merger; and

                  (v) Neither the Merger nor the adoption of the transfer restrictions with respect to the Company's common stock, by themselves, will impair the ability of the Company and other members of its affiliated group that file a consolidated federal income tax return to utilize NAHC's federal tax net operating loss carryforwards and other material federal tax benefits.

         The opinion set forth herein is based on our interpretation of the applicable provisions of the Code, the Treasury Regulations promulgated thereunder (the "Regulations"), and administrative and judicial interpretations of the Code and the Regulations, all as currently in effect. Any of these could change, and any such change could require a conclusion different from the opinion expressed herein. We do not hereby undertake to advise you as to any future changes in the Code, the Regulations, or administrative or judicial interpretations that may affect our opinion. Our opinion is not binding on the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

         This opinion does not address all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as banks, insurance companies, tax-exempt organizations, dealers in securities, stockholders who received shares of NAHC's common stock as compensation or upon the exercise of options received as compensation, stockholders who hold shares of NAHC's common stock as part of a hedge, straddle or conversion transaction, or foreign taxpayers, nor does this opinion address state, local or foreign tax laws. Furthermore, this opinion relates only to the stockholders who hold shares of NAHC's common stock and, after the Merger, shares of the Company's common stock as a capital asset.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         This opinion is being delivered to you in our capacity as counsel for the NAHC and the Company. This opinion is solely for the benefit of NAHC, the Company, and the stockholders of NAHC and may not be used or relied upon by any other person.

Very truly yours,

Vinson & Elkins L.L.P.